PRESS RELEASE                           LIFE SCIENCES RESEARCH, INC.
                                        (Pink Sheets: LSRI)

                                        PO Box 2360
                                        Mettlers Road
                                        East Millstone, NJ 08875-2360

                                        For Further Information:
                                        Richard Michaelson
                                        Phone:   US: (732) 649-9961
                                        e-mail: LifeSciencesResearch@LSRinc.net

March 2, 2006
                     LSR ANNOUNCES NEW $70 MILLION FINANCING
             Proceeds to be used in part to redeem outstanding bonds


East Millstone,  New Jersey, March 2, 2006 - Life Sciences Research,  Inc. (Pink
Sheets: LSRI) announced today that it has secured new long term financing of $70 million. Net proceeds of the loan of approximately $63 million will be used to redeem the $46.2 million outstanding principal amount of HIH 7.5% Convertible Capital Bonds, which were due to mature in September 2006, and for general corporate purposes.

The loan matures on March 1, 2011 and bears an interest rate of 8.25% over LIBOR (which may be reduced to 8.00% over LIBOR upon the Company meeting certain financial tests). The loan has standard financial and business covenants.

Life Sciences Research, Inc. is a global contract research organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

This announcement contains statements that may be forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These statements are based largely on LSR's expectations and are subject to a number of risks and uncertainties, certain of which are beyond our control, as more fully described in the Company's SEC filings, including its Form 10-K for the fiscal year ended December 31, 2004, as filed with the US Securities and Exchange Commission.

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